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WORLDTALK COMMUNICATIONS CORPORATION                                                              EXHIBIT 11.1
Computation of Net Loss Per Share
(in thousands, except per share amounts)

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                                                                               Three Months Ended              Six Months Ended
                                                                                     June 30,                     June 30,
                                                                             1998             1997           1998             1997
                                                                           --------        --------        --------        --------
Net loss                                                                   $   (342)       $ (2,636)       $ (1,020)       $ (4,534)

Weighted average common shares outstanding                                   10,570          10,375          10,541          10,359
Number of common shares and common share  equivalents  used
in computing basic and diluted net loss                                      10,570          10,375          10,541          10,359
                                                                           ========        ========        ========        ========

Basic and diluted net loss per share                                       $  (0.03)       $  (0.25)       $  (0.10)       $  (0.44)
                                                                           ========        ========        ========        ========

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